Exhibit 3.1

                                                          State of Delaware
                                                         Secretary of State
                                                      Division of Corporations
                                                   Delivered 01:31 PM 06/30/2008
                                                     FILED 01:21 PM 06/30/2008
                                                   SRV 080742940 - 2730677 FILE

                               STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT
                       OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

                          AquaCell Technologies, Inc.

resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders and/or soliciting the consent of a majority of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "ARTICLE I" so that, as amended, said Article shall be and read as follows:

                                  "ARTICLE I

The name of this Corporation is: GreenCore Technologies, Inc."

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "ARTICLE IV" so that, as amended, said Article shall be and read as follows:

                                "ARTICLE IV (a)

The total number of shares which this Corporation is authorized to issue is Two Hundred Ten Million (210,000,000) shares. Two Hundred Million (200,000,000) shall be designated Common Stock with a par value of $.001 and Ten Million (10,000,000) shall be designated Preferred Stock with a par value of $.001."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the written consents of a majority of the stockholders of the Corporation were signed and delivered to the Corporation's principal place of business in accord with the provisions of Section 228 of the General Corporation Law of the State of Delaware and as such the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30th day of June 2008.


                                         By: /s/ Kevin Spence
                                            -----------------------------
                                         Title: CFO
                                         Name: Kevin Spence